Exhibit 99.1

CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports Fourth Quarter and 2006 Results
Fourth Quarter Year-over-Year Revenue Up 14%
Outlook for Strong 2007 Financial Performance Provided

NEWPORT BEACH, CA—March 1, 2007 — SM&A (Nasdaq:WINS), the world’s leading provider of services that help its clients win competitive procurements and perform on complex programs and projects they win, today reported financial results for the fourth quarter and fiscal year ended December 31, 2006.  Results were in line with preliminary results released on February 1, 2007.

Revenue for the quarter was $18.8 million, a 14% increase from the fourth quarter of 2005.  Earnings per fully diluted shares (EPS) for the quarter were $0.04 and included severance costs associated with the Company’s plan to reduce 2007 SG&A costs by approximately $2.0 million as well as costs incurred in the acquisition of Project Planning, Inc. (PPI).  EPS for the fourth quarter of 2005 was $0.04.  Revenue for the year ended December 31, 2006 was $71.8 million and EPS was $0.19.  Revenue for 2005 was $76.7 million and EPS was $0.34.

“During the fourth quarter we made substantial progress towards returning our Company to consistent growth and improving profitability,” said Cathy McCarthy, President and COO of SM&A.  “We generated both year-over-year and sequential revenue growth due to the growth of our Competition Management services revenue. SM&A has historically been known for its Competition Management services, where we have helped our clients win more than 1,000 competitive procurements worth in excess of $340 billion.  We set an all-time record for Competition Management services revenue in 2006 and we began to generate growth in our Program Services business consistently throughout the year.  During the past year we have invested significant resources to expand our Program Services business and the recent acquisition of PPI will contribute to this effort in 2007.”

“Revenue from Aerospace & Defense clients was $14.5 million for the quarter, a 40% increase from the same quarter of the previous year,” said Steve Handy, Chief Financial Officer.  “Revenue from non-Aerospace & Defense clients was $4.3 million, a 31% decrease from non-A&D revenue from the fourth quarter of last year.  The decrease in non-Aerospace & Defense revenue for the fourth quarter was the result of a continued reduction in service levels to one large client which began in the second quarter of 2006.  Excluding this client, our non-Aerospace and Defense revenue increased 25%.  A&D business represented 77% of our total fourth quarter revenue, while A&D business represented 63% of our total fourth quarter revenue last year.  Competition Management revenue for the quarter was $12.2 million, a 19% increase from the same quarter of the previous year.  Program Services revenue for the quarter was $6.6 million, a 5% increase from the fourth quarter of last year.  Competition Management business represented 65% of our total quarterly revenue, compared with 62% of the total quarterly revenue from last year.  Revenue from new customers was $364,000 for the fourth quarter, which represents 2.0% of fourth quarter revenue.”

Revenue from Aerospace & Defense clients was $53.5 million for the year, a decrease of 1% compared with 2005.  Revenue from non-Aerospace & Defense clients declined 19% to $18.3 million.  The decrease in non-A&D revenue for the full year was the result of a continued reduction in service levels to one large client which began in the second quarter of 2006.  Excluding this client, our non-Aerospace and Defense revenue increased 12%.  Competition Management revenue increased 2% for the year, and set an all time record of $45.2 million, while Program Services revenue decreased 18% to $26.6 million for the year.  Revenue from new customers was $4.4 million for the year, which represents 6% of the total year’s revenue.

Gross margin for the quarter was 39%, in line with preliminary results released last month.  For the year, gross margin as a percentage of revenue declined to 40% for 2006 from 42% in 2005, primarily due to the mix of services, increased benefit costs and moderate increases in some labor rates paid to associates.  SG&A expenses, excluding stock based compensation expense, increased 14% in 2006 from the prior year reflecting planned solution development expenses, enterprise resource management system implementation fees and professional services fees.    The Company has previously disclosed that with its infrastructure largely in place, it anticipates that SG&A expense, excluding the PPI acquisition, will decrease by approximately $2.0 million in fiscal 2007.

During the fourth quarter, the Company repurchased 248,377 shares, bringing the total number of shares repurchased to 1,402,277 for the year ended December 31, 2006.  Since the inception of the share repurchase plan in 2004, the Company has repurchased 3,215,443 shares at a total cost of $23.4 million, and currently has approximately $6.6 million remaining in share repurchase authorization.

“In 2006 we positioned SM&A for a successful future that generates increasing returns to our shareholders,” continued Ms. McCarthy.  “Our sales force gained experience with our products and services and expanded their understanding of our customers’ needs in the marketplace.  Additionally, in order to better manage our growth, we made investments in marketing, training, software systems, recruiting efforts and the development of new solutions and service offerings.  The combined impact of our efforts is strong momentum in the first quarter and the outlook for a very successful 2007.”

2007 Guidance

The Company has updated its guidance for 2007 to reflect its recent acquisition of PPI.  Currently, the Company expects revenue of approximately $90 million and full year earnings per share is expected to be approximately $0.42.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Thursday, March 1, 2007 to discuss the Company’s results for 2006. To participate, callers should dial (800) 240-6709 or (303) 262-2139, for international dial in, approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11082922#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2007 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those expressed or implied. The Company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$15,143	$19,103
Investments	—	4,950
Accounts receivable, net of allowance of $200	15,759	10,435
Prepaid expenses and other current assets	341	380
Prepaid income taxes	286	924
Deferred tax asset—current	244	319
Total current assets	31,773	36,111
Fixed assets, net	3,446	2,571
Deferred tax asset	354	—
Other assets	53	60
	$35,626	$38,742
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,232	$762
Accrued compensation and related benefits	2,112	2,129
Net liabilities of discontinued operations	42	396
Total current liabilities	3,386	3,287
Deferred tax liability	91	56
Other liabilities	553	539
Total liabilities	4,030	3,882

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; issued and outstanding shares were 18,616,014 and 18,502,827 at December 31, 2006, respectively, and 19,818,443 at December 31, 2005	2	2
Additional paid-in capital	39,893	46,124
Treasury stock, at cost	(664)	—
Accumulated deficit	(7,635)	(11,266
Total stockholders’ equity	31,596	34,860
	$35,626	$38,742

SM&A
CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005

Revenue	$18,771	$16,527	$71,788	$76,711
Cost of revenue	11,515	10,126	43,002	44,703
Gross margin	7,256	6,401	28,786	32,008

Selling, general and administrative expenses	6,029	5,331	23,301	21,572
Operating income	1,227	1,070	5,485	10,436

Interest income	171	225	773	586
Income before income taxes	1,398	1,295	6,258	11,022

Income tax expense	644	499	2,627	3,941

Net income	$754	$796	$3,631	$7,081

Net income per share:
Basic	$0.04	$0.04	$0.19	$0.35
Diluted	$0.04	$0.04	$0.19	$0.34

Shares used in calculating net income per share:
Basic	18,691	20,020	19,098	20,271
Diluted	18,870	20,365	19,281	20,797